EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Verity, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Verity, Inc. to be filed on or about September 21, 2004 of our report dated June 13, 2003, relating to the consolidated balance sheet of Verity, Inc. and subsidiaries, as of May 31, 2003, and the related consolidated statements of operations, changes in stockholder’s equity, comprehensive income, and cash flows for the years ended May 31, 2003 and 2002 and the related consolidated financial statement schedule, which report appears in the May 31, 2004, annual report on Form 10-K of Verity, Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

September 21, 2004